For Immediate Release
Contact:	Jerry Daly, Carol McCune
Mr. Kelly A. Walters	Daly Gray
President and CEO	(Media Contact)
kwalters@supertelinc.com	703.435.6293
jerry@dalygray.com
Ms. Connie Scarpello
Sr. Vice President & CFO
cscarpello@supertelinc.com

402.371.2520

Supertel Hospitality Reports 2010 First Quarter Results

NORFOLK, Neb., May 6, 2010 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 114 hotels in 23 states, today announced its results for the first quarter ended March 31, 2010.
Revenues from continuing operations for the 2010 first quarter decreased 5.3 percent to $18.9 million, compared to the same year-ago period.  Net loss attributable to common shareholders was $(3.4) million, or $(0.15) per diluted share, for the 2010 first quarter, compared to net loss attributable to common shareholders of $(2.7) million, or $(0.13) per diluted share, in the 2009 same quarter.
Funds from operations (FFO) in the 2010 first quarter were $(0.3) million, or $(0.01) per diluted share, compared to $1.1 million, or $0.05 per diluted share, in the same 2009 period.  Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) decreased to $2.0 million compared to $3.4 million for the first quarter of 2009.
First Quarter Highlights
•	Extended the Wells Fargo facility to mid-August 2010
•	Completed the sale of a Comfort Inn in Dublin, Va
•	Entered into two purchase and sale agreements to monetize two non-core assets

“We made good progress in the first quarter to execute on our updated strategic plan to shed underperforming and “non-core” assets,” said Kelly A. Walters, Supertel president and CEO.  “Consistent with the sales made in 2009, our top priority will continue to be improving our balance sheet and our operating results by eliminating properties that no longer offer upside commensurate with their inherent risk.”
“We continue to focus intensely on operations, especially cost containment and revenue management,” he said. “We are conducting a thorough evaluation of our capital expenditure needs to improve our assets and increase the profitability of the “core” portfolio, as we come out of this protracted recession.  Our goal is to focus long-term in our decision-making process, while investing in those projects that we believe will generate the highest risk adjusted returns.”
First Quarter Results
The company reported a net loss of $(3.0) million for the 2010 first quarter, compared to a net loss of $(2.4) million for the same 2009 period.  All income and expenses related to sold hotels are classified as discontinued operations.
After noncontrolling interest and recognition of dividends for preferred stock shareholders, the net loss attributable to common shareholders was $(3.4) million, or $(0.15) per diluted share, for the 2010 first quarter, compared with net loss attributable to common shareholders of $(2.7) million, or $(0.13) per diluted share, for the like 2009 period.
First quarter 2010 revenues from continuing operations decreased $1.1 million, or 5.3 percent.  This was primarily due to a decrease in average daily rate (ADR) in the first quarter, partially offset by a small increase in occupancy.
The portfolio of 96 hotels in continuing operations in the 2010 first quarter, compared with the same period a year earlier, reported a 2.4 percent increase in occupancy, and a 7.5 percent decrease in ADR, for a 5.4 percent decline in RevPAR, compared to a 2.1 percent RevPAR decline for the industry, as reported by Smith Travel Research.
The company’s eight continuing operations extended-stay hotels reported a 15.1 percent increase in RevPAR to $17.27, reflecting a 20.9 percent rise in occupancy to 73.0 percent, partially offset by a 4.8 percent decline in ADR to $23.64.  An aggressive marketing campaign by the management company is believed to have been the main driver of the occupancy improvement.  The company’s 59 continuing operations economy hotels reported an 8.9 percent decrease in RevPAR to $23.17 in the 2010 first quarter, caused by a 3.0 percent drop in occupancy to 51.1 percent and a 6.0 percent decrease in ADR to $45.31.
First quarter RevPAR for the company’s 29 continuing operations midscale without food and beverage hotels decreased 4.8 percent to $32.82. Occupancy for these properties experienced a 2.1 percent upswing with an offsetting ADR decrease of 6.6 percent to $61.75.
“We were especially encouraged to see an improved March, though clearly all metrics are still well below the peak levels attained in 2007.  According to Smith Travel Research, RevPAR is still 17.3 percent below the peak in the last economic cycle, despite a two plus percent increase in March,” Walters said.  “The economy sector is rebounding in its historical pattern, lagging in the overall industry recovery.  The offset is that economy hotels historically do not suffer as much decline during an economic downturn.  For those hotels to gain traction, we need to see more growth in occupancy from traditional drivers like construction crews.  Although we have seen some signs of recovery in the economy sector of late, the demand we anticipated to be created from the stimulus package has yet to be fully realized.”
Hotel and property operations expenses from continuing operations for the 2010 first quarter increased $0.1 million, or 0.6 percent, over the like 2009 period.  The increase was primarily due to higher expenses in the repairs and maintenance category in anticipation of higher summer occupancy and costs associated with increasing the quality of breakfast provided.  “Our operators did a good job of holding costs, something we continue to monitor closely,” he noted.
Interest expense from continuing operations rose slightly to $2.6 million for the quarter.  The increase resulted from rate adjustments on the company’s GE loans in addition to new financings, offset partially by loans paid off with property sales, general amortization reduction and refinancings with lower interest rates.  Depreciation and amortization expense from continuing operations declined $0.1 million from the first quarter of 2009 to $3.0 million.
For the 2010 first quarter, property operating income (POI) from continuing operations decreased $1.2 million, or 28.4 percent, compared to the year-ago period.  POI is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses.  This decrease resulted from the increased cost of operating expenses mentioned above.
General and administration expense from continuing operations for the 2010 first quarter remained flat compared to the prior period.
Balance Sheet and Real Estate Update
“We made positive and necessary progress in strengthening our balance sheet in the 2010 first quarter,” Walters said.  “Now that we have completed an exhaustive review of our portfolio, we can make much more informed decisions and work towards reducing the portion of our debt on hotels that no longer meet our long-term hold strategy.”
In the 2010 first quarter, Supertel extended its Wells Fargo facility due May 12, 2010 to August 12, 2010.  "We continue to gain more flexibility on financing,” Walters said.  “With the economy showing signs of recovery, we are provided more options for the repayment and/or refinancing of this loan.”
The company as of March 31, 2010 has $163.9 million in outstanding debt on hotels in continuing operations with an average term of 4.6 years and weighted average annual interest rate of 6.1 percent.
In the 2010 first quarter, the company sold the 99-room Comfort Inn in Dublin, Va.  In addition, the company entered into separate purchase and sale agreements to sell two additional non-core assets, which are expected to close in the 2010 second quarter.  “At the end of the first quarter, we were actively marketing 18 held for sale hotels that are currently classified in discontinued operations,” said Connie Scarpello, chief financial officer. “From time to time, we may sell underperforming hotels, currently not classified as held for sale, when we see the right opportunity,” she said.
Dividends
The company did not declare a common stock dividend for the 2010 first quarter.  The company will monitor requirements to maintain its REIT status and will regularly evaluate the dividend policy.

Outlook
“The early signs of a turnaround are in place, our strategic plan is being implemented on schedule, and we are steadily reducing the company’s debt levels.  In addition, we see valuations stabilizing and lending and equity sources expanding, which should bolster our divestment program and, we believe, allow us in the future to return to acquiring real estate assets,” Walters added.  “All things considered, we feel very good about our position in the market, but we fully recognize that our focus must remain on operations and further balance sheet improvements.”
About Supertel Hospitality, Inc.
As of March 31, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 114 hotels comprised of 9,929 rooms in 23 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet as of March 31, 2010 and December 31, 2009.  The Company owned 114 hotels (including 18 hotels held for sale) at March 31, 2010 and 115 hotels (including 19 hotels held for sale) as of December 31, 2009 respectively.
(in thousands, except share and per share data).
	As of
	March 31,	December 31,
	2010	2009
	(unaudited)

ASSETS
Investments in hotel properties	$320,061	$319,770
Less accumulated depreciation	88,988	86,069
	231,073	233,701

Cash and cash equivalents	420	428
Accounts receivable, net of allowance for doubtful accounts
of $87 and $95	2,134	2,043
Prepaid expenses and other assets	7,255	4,779
Deferred financing costs, net	1,278	1,414
Investment in hotel properties, held for sale, net	29,321	32,030
	$271,481	$274,395

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$12,657	$10,340
Debt related to hotel properties held for sale	23,742	24,975
Long-term debt	163,927	164,538
	200,326	199,853

Redeemable noncontrolling interest in consolidated partnership,
at redemption value	511	511

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,002,322 shares outstanding.	220	220
Additional paid-in capital	120,165	120,153
Distributions in excess of retained earnings	(57,798)	(54,420)
Total shareholders' equity	62,595	65,961
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $277 and $237	387	408

Total equity	62,982	66,369

COMMITMENTS AND CONTINGENCIES
	$271,481	$274,395

The following table sets forth the Company’s results of operations for the three months ended March 31, 2010 and 2009, respectively.
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(unaudited)
REVENUES
Room rentals and other hotel services	$18,912	$19,979

EXPENSES
Hotel and property operations	15,973	15,875
Depreciation and amortization	3,042	3,124
General and administrative	999	971
	20,014	19,970

EARNINGS BEFORE NET LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE
AND INCOME TAXES	(1,102)	9

Net loss on dispositions of assets	(18)	(26)
Other income	27	38
Interest expense	(2,601)	(2,524)

LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(3,694)	(2,503)

Income tax benefit	863	781

LOSS FROM CONTINUING OPERATIONS	(2,831)	(1,722)

Loss from discontinued operations, net of tax	(186)	(703)

NET LOSS	(3,017)	(2,425)

Noncontrolling interest	7	87

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(3,010)	(2,338)

Preferred stock dividends	(368)	(369)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$(3,378)	$(2,707)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(0.14)	$(0.10)
EPS from discontinued operations	$(0.01)	$(0.03)
EPS Basic and Diluted	$(0.15)	$(0.13)

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS
Income from continuing operations, net of tax	$(3,193)	$(2,038)
Discontinued operations, net of tax	(185)	(669)
Net loss attributable to common shareholders	$(3,378)	$(2,707)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited-In thousands, except per share data:

	Three months
	ended March 31,
	2010	2009
Weighted average shares outstanding for:
calculation of earnings per share - basic	22,002	20,925
calculation of earnings per share - diluted	22,002	20,925

Weighted average shares outstanding for:
calculation of FFO per share - basic	22,002	20,925
calculation of FFO per share - diluted	22,002	20,925

Reconciliation of net income to FFO
Net loss attributable to common shareholders	$(3,378)	$(2,707)
Depreciation and amortization	3,040	3,717
Net loss on disposition of assets	36	60
FFO available to common shareholders	$(302)	$1,070

FFO per share - basic	$(0.01)	$0.05
FFO per share - diluted	$(0.01)	$0.05

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands, except statistical data:	Three months
	ended March 31,
	2010	2009
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
Net loss attributable to common shareholders	$(3,378)	$(2,707)
Interest expense, including disc ops	3,055	3,123
Income tax benefit, including disc ops	(1,106)	(1,043)
Depreciation and amortization, including disc ops	3,040	3,717
EBITDA	1,611	3,090
Noncontrolling interest	(7)	(87)
Preferred stock dividend	368	369
ADJUSTED EBITDA	$1,972	$3,372

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three months ended March 31, 2010 and 2009, respectively.

Unaudited-In thousands, except statistical data:	Three months
	ended March 31,
	2010	2009
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B **	$32.82	$34.47
Economy	$23.17	$25.43
Extended Stay	$17.27	$15.00
Total	$24.91	$26.32

Average daily room rate (ADR):
Midscale w/o F&B **	$61.75	$66.10
Economy	$45.31	$48.22
Extended Stay	$23.64	$24.82
Total	$45.31	$48.99

Occupancy percentage:
Midscale w/o F&B **	53.2%	52.1%
Economy	51.1%	52.7%
Extended Stay	73.0%	60.4%
Total	55.0%	53.7%

** “w/o F & B” indicates without food and beverage.

This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months
	ended March 31,
	2010	2009

Total Hotels:
Revenue per available room (RevPAR):	$24.91	$26.32
Average daily room rate (ADR):	$45.31	$48.99
Occupancy percentage:	55.0%	53.7%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$18,289	$19,329
Telephone revenue	79	71
Other hotel service revenues	544	579
Total revenue from room rentals and other hotel services	$18,912	$19,979

Hotel and property operations expense
Total hotel and property operations expense	$15,973	$15,875

Property Operating Income ("POI")
Total property operating income	$2,939	$4,104

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	15.5%	20.5%

RECONCILIATION OF NET LOSS FROM
CONTINUING OPERATIONS TO POI
Net loss	$(2,831)	$(1,722)
Depreciation and amortization	3,042	3,124
Net loss on disposition of assets.	18	26
Other income	(27)	(38)
Interest expense	2,601	2,524
General and administrative expense	999	971
Income tax benefit	(863)	(781)
POI	$2,939	$4,104

Net loss as a percentage of continuing operations revenue
from room rentals and other hotel services	-15.0%	-8.6%

Same Store reflects 96 hotels in continuing operations for the three months and year to date ended March 31, 2010 and 2009.

The following unaudited table presents our RevPAR, ADR and Occupancy, by region, for the three months ended March 31, 2010 and 2009, respectively.  The comparisons of same store operations are for 96 hotels in continuing operations as of January 1, 2009.

		Three months ended March 31, 2010				Three months ended March 31, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$25.58	56.5%	$45.30	214	$26.73	55.8%	$47.89
West North Central	2,670	22.56	49.7%	45.35	2,670	24.73	53.2%	46.48
East North Central	1,081	28.02	49.2%	56.97	1,081	30.55	51.5%	59.37
Middle Atlantic/New England	142	27.66	46.9%	59.02	142	31.40	50.7%	61.94
South Atlantic	2,772	24.37	61.9%	39.38	2,772	25.00	55.6%	44.93
East South Central	822	26.97	47.9%	56.24	822	29.68	51.1%	58.04
West South Central	456	29.77	72.0%	41.33	456	25.86	55.3%	46.72
Total Same Store	8,157	$24.91	55.0%	$45.31	8,157	$26.32	53.7%	$48.99

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana